A special meeting of the fund's shareholders was held on October 26, 2005. The results of votes taken among shareholders on proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To amend the Declaration of Trust to allow the Board of Trustees, if permitted by applicable law, to authorize fund mergers without shareholder approval. A
	# of Votes	% of Votes
Affirmative	3,439,966,260.55	79.178
Against	621,366,942.79	14.302
Abstain	139,208,868.34	3.204
Broker Non-Votes	144,047,329.45	3.316
TOTAL	4,344,589,401.13	100.000
PROPOSAL 2
To elect a Board of Trustees. A
	# of Votes	% of Votes
Dennis J. Dirks
Affirmative	4,173,404,574.63	96.060
Withheld	171,184,826.50	3.940
TOTAL	4,344,589,401.13	100.000
Albert R. Gamper, Jr. B
Affirmative	4,170,122,794.06	95.984
Withheld	174,466,607.07	4.016
TOTAL	4,344,589,401.13	100.000
Robert M. Gates
Affirmative	4,165,428,986.60	95.876
Withheld	179,160,414.53	4.124
TOTAL	4,344,589,401.13	100.000
George H. Heilmeier
Affirmative	4,164,278,134.21	95.850
Withheld	180,311,266.92	4.150
TOTAL	4,344,589,401.13	100.000
Abigail P. Johnson
Affirmative	4,146,143,630.16	95.432
Withheld	198,445,770.97	4.568
TOTAL	4,344,589,401.13	100.000
Edward C. Johnson 3d
Affirmative	4,144,055,199.71	95.384
Withheld	200,534,201.42	4.616
TOTAL	4,344,589,401.13	100.000
Stephen P. Jonas
Affirmative	4,171,042,907.37	96.005
Withheld	173,546,493.76	3.995
TOTAL	4,344,589,401.13	100.000
Marie L. Knowles
Affirmative	4,170,603,081.87	95.995
Withheld	173,986,319.26	4.005
TOTAL	4,344,589,401.13	100.000
Ned C. Lautenbach
Affirmative	4,169,502,791.14	95.970
Withheld	175,086,609.99	4.030
TOTAL	4,344,589,401.13	100.000
Marvin L. Mann
Affirmative	4,160,413,057.12	95.761
Withheld	184,176,344.01	4.239
TOTAL	4,344,589,401.13	100.000
William O. McCoy
Affirmative	4,157,416,622.57	95.692
Withheld	187,172,778.56	4.308
TOTAL	4,344,589,401.13	100.000
Robert L. Reynolds
Affirmative	4,168,228,050.41	95.941
Withheld	176,361,350.72	4.059
TOTAL	4,344,589,401.13	100.000
Cornelia M. Small
Affirmative	4,169,710,009.66	95.975
Withheld	174,879,391.47	4.025
TOTAL	4,344,589,401.13	100.000
William S. Stavropoulos
Affirmative	4,161,802,347.69	95.793
Withheld	182,787,053.44	4.207
TOTAL	4,344,589,401.13	100.000
Kenneth L. Wolfe
Affirmative	4,165,895,445.21	95.887
Withheld	178,693,955.92	4.113
TOTAL	4,344,589,401.13	100.000

A Denotes trust-wide proposals and voting results.

B Effective on or about January 1, 2006.